Exhibit 99
HILL-ROM REPORTS DOUBLE DIGIT EARNINGS PER SHARE
GROWTH FOR FIRST QUARTER
Company Updates 2010 Financial Guidance
•	Revenue of $355 million grew 1.1 percent versus prior year

•	Reported diluted earnings per share were $0.31 compared to adjusted earnings per share of $0.25 and reported earnings per share of $0.23 in the prior year

•	Gross margin improved 470 basis points versus the prior year

•	Company updates annual guidance for fiscal year 2010: Reaffirms revenue of $1.45 to $1.50 billion and updates earnings to $1.24 to $1.36 per diluted share, excluding special items
BATESVILLE, Ind., February 3, 2010 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced solid financial results for its fiscal first quarter ended December 31, 2009, and updated its outlook for the full year. Net income grew 39 percent to $19.8 million from $14.2 million in the prior year. Earnings per diluted share of $0.31 increased 35 percent from $0.23 per diluted share in the same period of the prior year. On an adjusted basis, earnings per diluted share of $0.31 increased 24 percent from $0.25 in the prior year. The improved financial performance was the result of continued gross margin expansion in all of Hill-Rom’s major business units.
Hill-Rom’s total revenue of $355.3 million increased 1.1 percent compared to the first quarter of last year. On a constant currency basis, revenue decreased 1.7 percent. Domestic sales declined 3.6 percent to $244.7 million, while international sales increased 13.1 percent to $110.6 million. Excluding the impact of foreign currency, Hill-Rom’s international sales increased 3.3 percent.
Management Comments
“I am pleased with the operating improvements that we delivered during the first quarter,” stated John J. Greisch, president and CEO of Hill-Rom. “We have seen demand levels stabilize over the past several quarters, and despite a challenging macro-economic environment, we achieved solid earnings improvement through margin expansion across all of our major business units. Our improved margins have enabled us to increase investments in new product development and sales channels, while accelerating earnings.”
Other first quarter revenue highlights regarding Hill-Rom business segments include:
•	North America Acute Care. North America Acute Care revenue declined $5.6 million, or 2.8 percent, to $197.9 million versus the prior year. Capital sales decreased 7.2 percent, or $10.1 million, due to the prior year divestiture of certain non-strategic information technology product lines and the impact of lower hospital capital purchasing. Rental revenue increased $4.5 million, or 7.1 percent, driven by growth of therapy rental products and the impact of H1N1-related influenza.
•	International and Surgical. International and Surgical revenues increased 8.6 percent, or $8.5 million, to $107.4 million. On a constant currency basis, revenues were essentially flat. As reported, capital sales and rental revenue grew 7.6 and 15.4 percent, respectively.
•	North America Post-Acute Care. North America Post-Acute Care revenue grew 4.4 percent to $52.6 million. Capital sales revenue increased 6.4 percent, while rental revenue grew 3.8 percent. Growth in this segment was primarily driven by respiratory care products.

Other First Quarter Financial and Operational Highlights
•	During the first quarter, Hill-Rom launched its Advanta™ 2 bed for use in medical-surgical areas of hospitals and alternate care facilities. The new bed brings together ease of use with key safety features and the flexibility to use a variety of care surfaces as needed. Commercial sales are expected to commence in the second quarter.
•	The company successfully launched the Hill-Rom® P400 Therapy Surface for extended care and home care customers in December. This innovative product incorporates Self Adjusting Alternating Low Pressure (SAALP™) technology into a mattress replacement system to provide superior resident comfort and optimized continuous pressure ulcer therapy.
•	In November, Hill-Rom announced a joint venture with Encompass Group LLC to provide hospitals with a broader range of replacement mattress systems for both Hill-Rom’s and competitors’ bed frames. This joint venture will expand Hill-Rom’s portfolio of replacement solutions for hospital customers.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, summary balance sheet information and segment sales summaries.
For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, which will be filed later this week.
Financial Guidance Summary for 2010
The Company updated full year 2010 financial guidance as follows. Hill-Rom is reaffirming reported sales guidance of $1.45 to $1.50 billion. This represents an increase of approximately 4 to 8 percent compared to 2009, including a currency benefit of approximately 1 percent for the full year. The Company is increasing adjusted earnings guidance to $1.24 to $1.36 per diluted share. This compares to the company’s previous guidance of $1.20 to $1.36 per share. On a reported basis, earnings per diluted share are expected to be $1.34 to $1.46, including a non-recurring tax benefit of $0.10 per share associated with a favorable tax audit resolution during the second quarter. Cash Flow from Operations for the full year is expected to be in the guidance range of $146 to $159 million.
Hill-Rom Holdings, Inc. provides earnings per share results and guidance on an adjusted basis because the company’s management believes that the presentation provides useful information to investors. These measures exclude strategic developments, undetermined special charges and the impact of significant litigation. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning. Information to access the webcast is provided below.
Conference Call Replay and Webcast
The company will sponsor a conference call and webcast for the investing public at 8:00 a.m. EST, 7:00 a.m. CST, on Thursday, February 4, 2010. The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=76959 and will be archived on the company’s website for those who are unable to listen to the live webcast. A replay of the call is also available through February 12, 2010 at 888-203-1112 (719-457-0820 International). Code 2428159 is needed to access the replay.
ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.

www.hill-rom.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, impacts of healthcare reform, compliance with federal healthcare programs, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, adverse consequences resulting from the spin-off of the funeral services business, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, liquidity of auction rate securities, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed Annual Report on Form 10-K for the period ended September 30, 2009, and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, which will be filed later this week. The Company assumes no obligation to update or revise any forward-looking statements.
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Hill-Rom Holdings, Inc.
Condensed Consolidated Statement of Earnings
Unaudited
(Dollars in millions except share and per share data)

	Q1 2010	Q1 2009
Net revenues
Capital sales	$231.6	$236.0
Rental revenues	123.7	115.6

Total revenues	355.3	351.6
Cost of revenues
Cost of goods sold	130.5	146.5
Rental expenses	54.0	52.6

Total cost of revenues	184.5	199.1
Gross profit
Capital sales	101.1	89.5
Rental revenues	69.7	63.0

Total gross profit	170.8	152.5
As a percentage of sales	48.1%	43.4%

Research and development expenses	14.9	13.3
Selling and administrative expenses	121.6	116.2

Operating profit	34.3	23.0

Other income/(expense), net	(1.6)	(2.0)

Income tax expense	12.8	6.8

Net income	19.9	14.2

Less: Net income attributable to noncontrolling interest	0.1	—

Net income attributable to common shareholders	$19.8	$14.2

Diluted earnings per share:
Earnings per share	$0.31	$0.23

Average common shares outstanding — diluted (thousands)	63,205	62,808

Dividends per common share	$0.1025	$0.1025

Hill-Rom Holdings, Inc.
Revenues — Constant Currency
Unaudited
(Dollars in millions)

	Q1 2010	Y/Y Foreign	Q1 2010	Q1 2009	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change
Capital sales	$231.6	$7.8	$223.8	$236.0	-5.2%
Rental revenues	123.7	1.8	121.9	115.6	5.4%

Total	$355.3	$9.6	$345.7	$351.6	-1.7%

Acute Care	$197.9	$1.3	$196.6	$203.5	-3.4%
Post Acute Care	52.6	—	52.6	50.4	4.4%
International and Surgical	107.4	8.3	99.1	98.9	0.2%
Eliminations	(2.6)	—	(2.6)	(1.2)	116.7%

Total	$355.3	$9.6	$345.7	$351.6	-1.7%

Non-GAAP Financial Disclosures and Reconciliations
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hill-Rom Holdings, Inc.
Reconciliation: Earnings Per Share
Unaudited
(Dollars in millions except per share data)

	Q1 2010			Q1 2009
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

GAAP Earnings	$32.7	$12.8	$0.31	$21.0	$6.8	$0.23
Adjustments:
Effect of Liko inventory valuation	—	—	—	1.9	0.5	0.02
Liko acquisition integration charges	—	—	—	0.3	0.1	—

Adjusted Earnings	$32.7	$12.8	$0.31	$23.2	$7.4	$0.25

Hill-Rom Holdings, Inc.
Condensed Consolidated Balance Sheet
Unaudited
(Dollars in millions)

	12/31/2009	9/30/2009	12/31/2008
Assets
Current Assets
Cash and cash equivalents	$123.8	$170.6	$49.5
Trade accounts receivable, net of allowances	345.4	346.6	348.8
Inventories	94.7	92.0	127.3
Other current assets	91.6	85.9	50.1

Total current assets	655.5	695.1	575.7

Equipment leased to others, net	150.1	154.8	164.3
Property, net	113.7	117.6	124.9
Goodwill	80.7	73.1	539.1
Other assets	196.6	192.0	221.4

Total Assets	$1,196.6	$1,232.6	$1,625.4

Liabilities
Current Liabilities
Trade accounts payable	$71.5	$81.3	$80.7
Short-term borrowings	58.9	102.2	122.0
Other current liabilities	154.1	160.8	144.3

Total current liabilities	284.5	344.3	347.0

Long-term debt	99.4	99.7	100.8
Other long-term liabilities	179.5	179.3	115.4

Total Liabilities	563.4	623.3	563.2

Noncontrolling interest	7.5	—	—

Shareholders’ Equity	625.7	609.3	1,062.2

Total Liabilities, Noncontrolling Interest and Shareholders’ Equity	$1,196.6	$1,232.6	$1,625.4

Hill-Rom Holdings, Inc.
Consolidated Statements of Cash Flows
Unaudited
(Dollars in millions)

	Q1 2010	Q1 2009
Operating Activities
Net income	$19.9	$14.2
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	24.4	26.1
Investment loss	—	0.2
Provision for deferred income taxes	(5.4)	(3.2)
Loss on disposal of property, equipment leased to others, intangible assets and impairments	0.8	0.6
Stock compensation	3.6	2.4
Change in working capital excluding cash, current investments, current debt, prepaid pension costs, acquisitions and dispositions
Trade accounts receivable	4.2	58.8
Inventories	(2.2)	(11.6)
Other current assets	(4.4)	(5.7)
Trade accounts payable	(11.4)	(24.2)
Accrued expenses and other liabilities	(7.4)	(29.0)
Other, net	(0.5)	6.3

Net cash provided by operating activities	21.6	34.9

Investing Activities
Capital expenditures and purchase of intangibles	(11.6)	(13.6)
Proceeds on sales of property and equipment leased to others	0.1	0.5
Investment in/acquisitions of businesses, net of cash acquired	(7.1)	(187.2)
Proceeds on investment sales/maturities	0.5	1.3

Net cash used in investing activities	(18.1)	(199.0)

Financing Activities
Change in short-term debt	1.6	—
Payment on revolver	(45.0)	—
Payment of cash dividends	(6.4)	(6.4)
Proceeds on exercise of options	0.2	—
Proceeds from stock issuance	0.7	—
Treasury stock acquired	(0.8)	(0.5)

Net cash used in financing activities	(49.7)	(6.9)

Effect of exchange rate changes on cash	(0.6)	(1.2)

Total Cash Flows	(46.8)	(172.2)

Cash and Cash Equivalents:
At beginning of period	170.6	221.7

At end of period	$123.8	$49.5